Exhibit 99.1

Contact:	Chris Papa Post Properties, Inc. (404) 846-5028

Post Properties Announces Second Quarter 2012 Earnings

Investor/Analyst Conference Call Scheduled for Tuesday, July 31 at 10:00 a.m. EST

ATLANTA, Monday, July 30, 2012 – Post Properties, Inc. (NYSE: PPS) announced today net income available to common shareholders of $20.2 million, or $0.37 per diluted share, for the second quarter of 2012, compared to net income of $8.8 million, or $0.17 per diluted share, for the second quarter of 2011.

Net income available to common shareholders for the six months ended June 30, 2012, was $41.0 million, or $0.76 per diluted share, compared to net income of $8.4 million, or $0.17 per diluted share, for the six months ended June 30, 2011.

The Company’s net income available to common shareholders for the three and six months ended June 30, 2012 included other income of $0.9 million relating primarily to a construction litigation settlement, and for the six months ended June 30, 2012 included a gain of $6.1 million on the sale of an asset. The Company’s net income available to common shareholders for the three and six months ended June 30, 2011 included a $0.4 million gain on the sale of a technology investment and for the six months ended June 30, 2011 included $1.8 million of costs associated with the redemption of preferred stock.

Funds From Operations

The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.

FFO for the second quarter of 2012 was $39.7 million, or $0.73 per diluted share, compared to $27.7 million, or $0.55 per diluted share, for the second quarter of 2011. The Company’s reported FFO for the second quarter of 2012 included the other income discussed above, of $0.9 million, or $0.02 per diluted share, and for the second quarter of 2011 included the technology sale gain of $0.4 million, or $0.01 per diluted share.

FFO for the six months ended June 30, 2012 was $73.9 million, or $1.37 per diluted share, compared to $46.0 million, or $0.92 per diluted share, for the six months ended June 30, 2011. The Company’s reported FFO for the first half of 2012 included the $0.9 million of other income discussed above, or $0.02 per diluted share. The Company’s reported FFO for the first half of 2011 included costs related to the redemption of preferred stock, offset by the technology sale gain discussed above, totaling a net reduction to FFO of $1.3 million, or $0.03 per diluted share.

Said Dave Stockert, Post’s CEO, “We are very pleased to deliver another strong quarter of nearly 30% growth in per share core funds from operations. We sustained a solid pace of year-over-year and sequential growth in revenues from our apartment communities, and achieved an outsized number of condominium closings. As a result, we’ve again adjusted earnings guidance for the full year. In July, we added another high-quality community to the Post portfolio, and are off to a good start leasing up our first new development delivery of this current cycle.”

Same Store Community Data

Average economic occupancy at the Company’s 50 same store communities, containing 18,114 apartment units, was 96.1% and 95.1% for the second quarter of 2012 and 2011, respectively.

Total revenues for the same store communities increased 7.8% and total operating expenses increased 3.9% during the second quarter of 2012, compared to the second quarter of 2011, resulting in a 10.4% increase in same store net operating income (“NOI”). The average monthly rental rate per unit increased 6.5% during the second quarter of 2012, compared to the second quarter of 2011.

On a sequential basis, total revenues for the same store communities increased 2.5% and total operating expenses increased 2.4%, producing a 2.5% increase in same store NOI for the second quarter of 2012, compared to the first quarter of 2012. On a sequential basis, the average monthly rental rate per unit increased 1.6%. For the second quarter of 2012, average economic occupancy at the same store communities was 96.1%, compared to 95.8% for the first quarter of 2012.

For the six months ended June 30, 2012, average economic occupancy at the Company’s mature communities was 96.0%, compared to 95.0% for the six months ended June 30, 2011.

Total revenues for the mature communities increased 7.8% and total operating expenses increased 3.5% during the first half of 2012, compared to the first half of 2011, resulting in a 10.7% increase in same store NOI. The average monthly rental rate per unit increased 6.3% for the six months ended June 30, 2012, compared to the six months ended June 30, 2011.

Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Information on same store NOI and average rental rate per unit by geographic market is also included in the financial data (Table 3) accompanying this press release.

Development Activity

During the second quarter of 2012, the Company began delivering units at the second phase of its Post Carlyle Square™ community in Washington, D.C. The Company also reduced the estimated total cost of the project by $6.0 million. As of July 27, 2012, this community was 20% leased.

In the aggregate, the Company has 1,810 units in six apartment communities, and approximately 37,567 square feet of retail space, under development or in lease-up with a total estimated cost of $300.4 million. The Company currently expects to fund future estimated construction expenditures primarily by utilizing available borrowings under its unsecured bank credit facilities as well as proceeds from its on-going condominium sales and its at-the-market common equity sales program.

Acquisition Activity

As previously announced in July, the Company acquired Post South End™, a 360-unit apartment community located in Charlotte, North Carolina for a purchase price of $74.0 million. This community was completed in 2009 and also includes approximately 7,612 square feet of retail space.

Financing Activity

Leverage, Line and Term Loan Capacity

Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners’ share of real estate assets and debt) was 35.7% at June 30, 2012.

On May 31, 2012, the Company borrowed an additional $130 million under its unsecured bank term loan facility. On June 1, 2012, the Company repaid in full its $95.7 million of outstanding 5.45% senior unsecured notes. On July 2, 2012, the Company borrowed the remaining $70 million of available capacity under the term loan, bringing total outstanding borrowings under the term loan facility to $300 million.

As of July 27, 2012, the Company had cash and cash equivalents of $38.7 million. The Company had no outstanding borrowings and had letters of credit totaling $0.6 million under its combined $330 million unsecured lines of credit.

Computations of debt ratios and reconciliations of the ratios to the appropriate GAAP measures in the Company’s financial statements are included in the financial data (Table 4) accompanying this press release.

At-the-Market Common Equity Activity

The Company’s initial at-the-market common equity program provides for the sale of up to 4 million shares of common stock, of which 136,500 shares remain available for issuance as of July 27, 2012. Upon that program’s completion, the Company also has available a second at-the-market common equity program that provides for the sale of up to an additional 4 million shares of common stock. The Company expects to use these programs as an additional source of capital and liquidity, to maintain the strength of its balance sheet and to fund its planned investment activities. Sales under these programs will be dependent upon a variety of factors, including, among others, market conditions, the trading price of the Company’s common stock and the potential use of proceeds.

During the second quarter of 2012, the Company sold 96,500 shares under the initial program, at an average gross price of $50.23 per share, producing net proceeds of $4.6 million. Since its inception, the Company has sold 3,863,500 shares, at an average gross price per share of $41.14, producing net proceeds of $155.4 million.

Condominium Activity

During the second quarter of 2012, the Company closed 26 condominium units at its Austin and Atlanta condominium projects for aggregate gross revenue of $22.9 million. As of July 27, 2012, the Company has, in the aggregate, closed 164 units at the Austin and Atlanta condominium projects and had 24 units under contract. There can be no assurance that condominium units under contract will close.

The Company recognized net gains in FFO of $8.5 million, or $0.16 per diluted share, from condominium sales activities during the second quarter of 2012, compared to $5.4 million, or $0.11 per diluted share, during the second quarter of 2011.

2012 Outlook

The estimates and assumptions presented below are forward looking and are based on the Company’s future view of the apartment and condominium markets and of general economic conditions, as well as other risks outlined below under the caption “Forward-Looking Statements.” There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below. The Company assumes no obligation to update this guidance in the future.

Based on its revised outlook, the Company anticipates that FFO for the full year 2012 will be in the range set forth below, as compared to its previous outlook issued in its May 2012 earnings release. The tables below reflect anticipated net gains from condominium sales (for purposes of this discussion, “Condo FFO”) and FFO before Condo FFO (for purposes of this discussion, “Core FFO”).

	Current Outlook	Previously Issued Outlook
Core FFO	$2.14 - $2.20	$2.07 - $2.14
Condo FFO	$0.36 - $0.40	$0.19 - $0.24
FFO	$2.50 - $2.60	$2.26 - $2.38

Same Store Assumptions	Current Outlook	Previously Issued Outlook
Revenue	6.25% - 6.75%	5.75% - 6.25%
Operating expenses	4.25% - 4.75%	3.75% - 4.75%
Net operating income (NOI)	7.20% - 8.20%	6.40% - 7.80%

Supplemental Financial Data

The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results, investment activity, financing activity, balance sheet and properties. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website. The Company’s Earnings Release and the Supplemental Financial Data are available through the For Investors/Financial Reports/Quarterly and Other Reports section of the Company’s website at www.postproperties.com.

The ability to access the attachments on the Company’s website requires the Adobe Acrobat Reader, which may be downloaded at http://get.adobe.com/reader/.

Non-GAAP Financial Measures and Other Defined Terms

The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations (“AFFO”), net operating income, same store capital expenditures, and certain debt statistics and ratios. The definitions of these non-GAAP financial measures are summarized below and on page 19 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.

Funds from Operations – The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable operating property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.

Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.

Adjusted Funds From Operations – The Company also uses adjusted funds from operations (“AFFO”) as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the impact of non-cash straight-line, long-term ground lease expense, non-cash impairment charges, debt extinguishment gains (losses) and preferred stock redemption costs. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT’s ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to AFFO.

Property Net Operating Income (“NOI”) – The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI.

Same Store Capital Expenditures – The Company uses same store annually recurring and periodically recurring capital expenditures as cash flow measures. Same store annually recurring and periodically recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store annually recurring and periodically recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of communities stabilized in the prior year, lease-up communities, rehabilitation properties, sold properties and commercial properties in addition to same store information. Therefore, the Company believes that the Company’s presentation of same store annually recurring and periodically recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store annually recurring and periodically recurring capital expenditures is the line on the Company’s consolidated statements of cash flows entitled “property capital expenditures,” which also includes revenue generating capital expenditures.

Debt Statistics and Debt Ratios – The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) interest coverage ratios; (2) fixed charge coverage ratios; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; (8) a ratio of consolidated income available for debt service to annual debt service charge; and (9) a debt to annualized income available for debt service ratio. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity, and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.

The Company uses income available for debt service to calculate certain debt ratios and statistics. Income available for debt service is defined as net income (loss) before interest, taxes, depreciation, amortization, gains on sales of real estate assets, non-cash impairment charges and other non-cash income and expenses. Income available for debt service is a supplemental measure of operating performance that does not represent and should not be considered as an alternative to net income or cash flow from operating activities as determined under GAAP, and the Company’s calculation thereof may not be comparable to similar measures reported by other companies, including EBITDA or Adjusted EBITDA.

Property Operating Statistics – The Company uses average economic occupancy, gross turnover, net turnover and percentage increases in rent for new and renewed leases as statistical measures of property operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage. Gross turnover is defined as the percentage of leases expiring during the period that are not renewed by the existing residents. Net turnover is defined as gross turnover decreased by the percentage of expiring leases where the residents transfer to a new apartment unit in the same community or in another Post® community. The percentage increases in rent for new and renewed leases are calculated using the respective new or renewed rental rate as of the date of a new lease, as compared with the previous rental rate on that same unit.

Conference Call Information

The Company will hold its quarterly conference call on Tuesday, July 31, at 10:00 a.m. ET. The telephone numbers are 888-337-8259 for US and Canada callers and 719-325-2146 for international callers. The access code is 3916841. The conference call will be open to the public and can be listened to live on Post’s website at

www.postproperties.com under For Investors/Event Calendar. The replay will begin at 1:00 p.m. ET on Tuesday, July 31, and will be available until Monday, August 6, at 11:59 p.m. ET. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 3916841. A replay of the call also will be archived on Post’s website under For Investors/Audio Archives.

About Post

Post Properties, founded more than 40 years ago, is a leading developer and operator of upscale multifamily communities. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.

Post Properties has interests in 21,982 apartment units in 59 communities, including 1,471 apartment units in four communities held in unconsolidated entities and 1,810 apartment units in six communities currently under development or in lease-up. The Company is also selling luxury for-sale condominium homes in two communities through a taxable REIT subsidiary.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include, expectations regarding apartment market conditions, expectations regarding use of proceeds from unsecured bank credit facilities, expectations regarding future operating conditions, including the Company’s current outlook as to expected funds from operations, revenue, operating expenses and net operating income, anticipated development activities (including projected construction expenditures and timing), expectations regarding the for-sale condominium business, and expectations regarding offerings of the Company’s common stock and the use of proceeds thereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: the success of the Company’s business strategies discussed in its Annual Report on Form 10-K for the year ended December 31, 2011 and in subsequent filings with the SEC; conditions affecting ownership of residential real estate and general conditions in the multi-family residential real estate market; uncertainties associated with the Company’s real estate development and construction; uncertainties associated with the timing and amount of apartment community sales; exposure to economic and other competitive factors due to market concentration; future local and national economic conditions, including changes in job growth, interest rates, the availability of mortgage and other financing and related factors; the Company’s ability to generate sufficient cash flows to make required payments associated with its debt financing; the effects of the Company’s leverage on its risk of default and debt service requirements; the impact of a downgrade in the credit rating of the Company’s securities; the effects of a default by the Company or its subsidiaries on an obligation to repay outstanding indebtedness, including cross-defaults and cross-acceleration under other indebtedness; the effects of covenants of the Company’s or its subsidiaries’ mortgage indebtedness on operational flexibility and default risks; the effects of any decision by the government to eliminate Fannie Mae or Freddie Mac or reduce government support for apartment mortgage loans; the Company’s ability to maintain its current dividend level; uncertainties associated with the Company’s condominium for-sale housing business, including the timing and volume of condominium sales; the impact of any additional charges the Company may be required to record in the future related to any impairment in the carrying value of its assets; the impact of competition on the Company’s business, including competition for residents in the Company’s apartment communities and buyers of the Company’s for-sale condominium homes and development locations; the Company’s ability to compete for limited investment opportunities; the effects of changing interest rates and effectiveness of interest rate hedging contracts; the success of the Company’s acquired apartment communities; the Company’s ability to succeed in new markets; the costs associated with compliance with laws requiring access to the Company’s properties by persons with disabilities; the impact of the Company’s ongoing litigation with the U.S. Department of Justice regarding the Americans with Disabilities Act and the Fair Housing Act as well as the impact of other litigation; the effects of losses from natural catastrophes in excess of insurance coverage; uncertainties associated with environmental and other regulatory matters; the costs associated with moisture infiltration and resulting mold remediation; the Company’s ability to control joint ventures, properties in which it has joint ownership and corporations and limited partnership in which it has partial interests; the Company’s ability to renew leases or relet units as leases expire; the Company’s ability to continue to qualify as a REIT under the Internal Revenue Code; and the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission; increased costs arising from health care reform; any breach of the Company’s privacy or information security systems. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release.

Financial Highlights

(Unaudited; in thousands, except per share and unit amounts)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
OPERATING DATA
Total revenues	$82,160	$75,424	$162,436	$148,955
Net income available to common shareholders	$20,157	$8,824	$41,035	$8,403
Funds from operations available to common shareholders and unitholders (Table 1)	$39,654	$27,677	$73,877	$46,018

Weighted average shares outstanding - diluted	54,096	50,266	53,799	49,854
Weighted average shares and units outstanding - diluted	54,246	50,435	53,950	50,024

PER COMMON SHARE DATA - DILUTED
Net income available to common shareholders	$0.37	$0.17	$0.76	$0.17

Funds from operations available to common shareholders and unitholders (Table 1) (1)	$0.73	$0.55	$1.37	$0.92

Dividends declared	$0.25	$0.20	$0.47	$0.40

1)

Funds from operations per share was computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 323 and 391 for the three months and 369 and 394 for the six months ended June 30, 2012 and 2011, respectively. Additionally, diluted weighted average shares and units included the impact of non-vested shares and units totaling 130 and 169 for the three months and 124 and 161 for the six months ended June 30, 2012 and 2011, respectively, for the computation of FFO per share. Such non-vested shares and units are considered in the income per share computations under GAAP using the “two-class method.”

Table 1

Reconciliation of Net Income Available to Common Shareholders to

Funds From Operations Available to Common Shareholders and Unitholders

(Unaudited; in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Net income available to common shareholders	$20,157	$8,824	$41,035	$8,403
Noncontrolling interests - Operating Partnership	56	30	115	29
Depreciation on consolidated real estate assets, net	19,156	18,461	38,159	36,864
Depreciation on real estate assets held in unconsolidated entities	285	362	623	722
Gains on sales of depreciable real estate assets - unconsolidated entities	—	—	(6,055)	—

Funds from operations available to common shareholders and unitholders	$39,654	$27,677	$73,877	$46,018

Funds from operations - per share and unit - diluted (1)	$0.73	$0.55	$1.37	$0.92

Weighted average shares and units outstanding - diluted (1)	54,376	50,604	54,074	50,185

1)

Diluted weighted average shares and units include the impact of dilutive securities totaling 323 and 391 for the three months and 369 and 394 for the six months ended June 30, 2012 and 2011, respectively. Additionally, diluted weighted average shares and units included the impact of non-vested shares and units totaling 130 and 169 for the three months and 124 and 161 for the six months ended June 30, 2012 and 2011, respectively, for the computation of FFO per share. Such non-vested shares and units are considered in the income per share computations under GAAP using the “two-class method.”

Table 2

Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income

(Unaudited; In thousands)

	Three months ended			Six months ended
	June 30, 2012	June 30, 2011	March 31, 2012	June 30, 2012	June 30, 2011
Total same store NOI	$46,202	$41,850	$45,066	$91,268	$82,476
Property NOI from other operating segments	521	141	351	872	213

Consolidated property NOI	46,723	41,991	45,417	92,140	82,689

Add (subtract):
Interest income	288	516	51	339	608
Other revenues	206	227	222	428	443
Depreciation	(19,497)	(18,808)	(19,341)	(38,838)	(37,560)
Interest expense	(11,103)	(14,437)	(11,645)	(22,748)	(28,912)
Amortization of deferred financing costs	(698)	(721)	(661)	(1,359)	(1,368)
General and administrative	(3,883)	(4,246)	(4,285)	(8,168)	(8,362)
Investment and development	(322)	(296)	(480)	(802)	(774)
Other investment costs	(306)	(455)	(306)	(612)	(949)
Gains on condominium sales activities, net	8,530	5,432	6,904	15,434	6,176
Equity in income of unconsolidated real estate entities, net	495	346	6,446	6,941	555
Other income (expense), net	737	285	(156)	581	301
Net loss on extinguishment of indebtedness	—	—	(301)	(301)	—

Net income	$21,170	$9,834	$21,865	$43,035	$12,847

Table 3

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands)

	Three months ended			Q2 ‘12 vs. Q2 ’11 % Change	Q2 ‘12 vs. Q1 ’12 % Change	Q2 ‘12 % Same Store NOI
	June 30, 2012	June 30, 2011	March 31, 2012
Rental and other revenues
Atlanta	$20,320	$18,927	$19,970	7.4%	1.8%
Washington, D.C.	13,108	12,377	12,854	5.9%	2.0%
Dallas	15,720	14,420	15,123	9.0%	3.9%
Tampa	8,628	8,052	8,509	7.2%	1.4%
Charlotte	4,845	4,440	4,663	9.1%	3.9%
New York	3,668	3,520	3,602	4.2%	1.8%
Houston	3,359	3,018	3,245	11.3%	3.5%
Orlando	2,711	2,511	2,662	8.0%	1.8%
Austin	2,770	2,438	2,692	13.6%	2.9%

Total rental and other revenues	75,129	69,703	73,320	7.8%	2.5%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	8,087	7,896	7,816	2.4%	3.5%
Washington, D.C.	3,946	3,927	4,024	0.5%	(1.9)%
Dallas	6,655	6,369	6,527	4.5%	2.0%
Tampa	3,257	3,096	3,170	5.2%	2.7%
Charlotte	1,742	1,739	1,620	0.2%	7.5%
New York	1,607	1,521	1,686	5.7%	(4.7)%
Houston	1,439	1,251	1,205	15.0%	19.4%
Orlando	1,001	1,002	1,003	(0.1)%	(0.2)%
Austin	1,193	1,052	1,203	13.4%	(0.8)%

Total	28,927	27,853	28,254	3.9%	2.4%

Net operating income
Atlanta	12,233	11,031	12,154	10.9%	0.6%	26.5%
Washington, D.C.	9,162	8,450	8,830	8.4%	3.8%	19.8%
Dallas	9,065	8,051	8,596	12.6%	5.5%	19.6%
Tampa	5,371	4,956	5,339	8.4%	0.6%	11.6%
Charlotte	3,103	2,701	3,043	14.9%	2.0%	6.7%
New York	2,061	1,999	1,916	3.1%	7.6%	4.5%
Houston	1,920	1,767	2,040	8.7%	(5.9)%	4.2%
Orlando	1,710	1,509	1,659	13.3%	3.1%	3.7%
Austin	1,577	1,386	1,489	13.8%	5.9%	3.4%

Total same store NOI	$46,202	$41,850	$45,066	10.4%	2.5%	100.0%

Average rental rate per unit
Atlanta	$1,187	$1,108	$1,168	7.1%	1.6%
Washington, D.C.	1,859	1,804	1,843	3.0%	0.9%
Dallas	1,121	1,042	1,101	7.6%	1.8%
Tampa	1,321	1,227	1,297	7.7%	1.8%
Charlotte	1,129	1,039	1,105	8.7%	2.2%
New York	3,777	3,685	3,744	2.5%	0.9%
Houston	1,292	1,190	1,264	8.6%	2.2%
Orlando	1,447	1,355	1,424	6.8%	1.6%
Austin	1,572	1,449	1,548	8.5%	1.6%
Total average rental rate per unit	1,341	1,259	1,320	6.5%	1.6%

Table 3 (con’t)

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands)

	Six months ended		% Change
	June 30, 2012	June 30, 2011
Rental and other revenues
Atlanta	$40,291	$37,440	7.6%
Washington, D.C.	25,962	24,426	6.3%
Dallas	30,842	28,467	8.3%
Tampa	17,137	15,973	7.3%
Charlotte	9,508	8,707	9.2%
New York	7,270	6,933	4.9%
Houston	6,604	5,982	10.4%
Orlando	5,373	4,991	7.7%
Austin	5,462	4,802	13.7%

Total rental and other revenues	148,449	137,721	7.8%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	15,903	15,718	1.2%
Washington, D.C.	7,969	7,696	3.5%
Dallas	13,182	12,693	3.9%
Tampa	6,428	6,050	6.2%
Charlotte	3,363	3,338	0.7%
New York	3,293	3,071	7.2%
Houston	2,644	2,588	2.2%
Orlando	2,004	1,984	1.0%
Austin	2,395	2,107	13.7%

Total	57,181	55,245	3.5%

Net operating income
Atlanta	24,388	21,722	12.3%
Washington, D.C.	17,993	16,730	7.5%
Dallas	17,660	15,774	12.0%
Tampa	10,709	9,923	7.9%
Charlotte	6,145	5,369	14.5%
New York	3,977	3,862	3.0%
Houston	3,960	3,394	16.7%
Orlando	3,369	3,007	12.0%
Austin	3,067	2,695	13.8%

Total same store NOI	$91,268	$82,476	10.7%

Average rental rate per unit
Atlanta	$1,177	$1,100	7.0%
Washington, D.C.	1,851	1,795	3.1%
Dallas	1,111	1,037	7.1%
Tampa	1,309	1,216	7.6%
Charlotte	1,117	1,029	8.6%
New York	3,760	3,679	2.2%
Houston	1,278	1,182	8.1%
Orlando	1,436	1,346	6.7%
Austin	1,560	1,437	8.6%
Total average rental rate per unit	1,330	1,251	6.3%

Table 4

Computation of Debt Ratios

(In thousands)

	As of June 30,
	2012	2011
Total real estate assets per balance sheet	$2,099,355	$2,025,740
Plus:
Company share of real estate assets held in unconsolidated entities	59,450	70,828
Company share of accumulated depreciation - assets held in unconsolidated entities	10,284	11,611
Accumulated depreciation per balance sheet	805,129	729,759

Total undepreciated real estate assets (A)	$2,974,218	$2,837,938

Total debt per balance sheet	$967,582	$1,031,878
Plus:
Company share of third party debt held in unconsolidated entities	49,531	59,601

Total debt (adjusted for joint venture partners’ share of debt) (B)	$1,017,113	$1,091,479

Total debt as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (B÷A)	34.2%	38.5%

Total debt per balance sheet	$967,582	$1,031,878
Plus:
Company share of third party debt held in unconsolidated entities	49,531	59,601
Preferred shares at liquidation value	43,392	43,392

Total debt and preferred equity (adjusted for joint venture partners’ share of debt) (C)	$1,060,505	$1,134,871

Total debt and preferred equity as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (C÷A)	35.7%	40.0%